RESIGNATION

I hereby resign as a director and officer of Trycera Financial, Inc., a Nevada corporation (the "Company"), effective upon the execution and delivery to me of the promissory note dated February 23, 2010, from the Company in the principal amount of $73,948.31. I also hereby resign as legal counsel for the company and terminate my engagement agreement with the Company.

Date: February 23, 2010

Ronald N. Vance